GERALD CHALPHIN
          ATTORNEY AND COUNSELLOR AT LAW
            427 E. MT. PLEASANT AVE.
             PHILADELPHIA, PA 19119
               215-248-1113 (phone)
               215-242-0173 (fax)
               215-680-2359 (cell)
              gchalphin@verizon.net

                              March 18, 2010

Dynasil Corporation of America
385 Cooper Road
West Berlin, NJ 08091

     RE:  Dynasil Corporation of America

Dear Sirs:

     I have rendered certain legal services to you with respect to your filing of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission for the purpose of registering under the Securities Act of 1933, as amended (the "Act"), an aggregate of 6,000,000 shares of your common stock, par value $0.0005 per share (the "Common Stock"), that may be issued pursuant to your 2010 Stock Incentive Plan (the "Plan").

     This will advise you that in my opinion the aggregate 6,000,000 shares of the Common Stock that may be issued by you under the Plan, when issued pursuant to and in accordance with the terms, conditions and provisions of the Plan, will be legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement. Please note, however, that in so doing, I do not thereby admit or concede that I am within the category of persons whose consent is required under the Act, the rules and regulations of the Securities and Exchange Commission thereunder or otherwise.

                              Very truly yours,

                              /s/ Gerald Chalphin

                              Gerald Chalphin

GC:mtf